Exhibit T3A-4

Mesa Airlines, Inc.

__________________________

ARTICLES OF INCORPORATION

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the state of Nevada (particularly Chapter 78 of the Nevada Corporation Code and the acts amendatory thereof and supplemental thereto) hereby certifies that:

First.

The name of the corporation (hereinafter called the "Corporation") shall be:

Mesa Airlines, Inc.

Second.

The name and street address of the registered agent of the Corporation is The Corporation Trust Company of Nevada, One East 1st Street, Reno, Nevada 89501.

Third.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the state of Nevada.

Fourth.

The Corporation is authorized to issue one class of shares of capital stock designated as "Common Stock." The total number of shares of voting Common Stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, with no par value. Each share of Common Stock issued and outstanding shall be entitled to one vote.

The Board of Directors shall have the right to create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitled the holders thereof to purchase from the Corporation shares of its Common Stock upon such terms, at such times and at such prices as the Board of Directors may determine.

Fifth.

The name and address of the incorporator are as follows:

Clark Stevens
2325 East 30th Street
Farmington, New Mexico 87401

Sixth.

The members of the governing board shall be styled "directors." The first Board of Directors shall consist of six directors. The name and address of the members of the first Board of Directors who shall serve until the first annual meeting of Shareholders are:

Name	Mailing Address
Larry L. Risley	2325 East 30th Street Farmington, New Mexico 87401
J. Clark Stevens	2325 East 30th Street Farmington, New Mexico 87401
Michael S. Lewis	2325 East 30th Street Farmington, New Mexico 87401
Roland G. Bergeson	2325 East 30th Street Farmington, New Mexico 87401
Robert C. Dynan	2325 East 30th Street Farmington, New Mexico 87401
Archille D. Paquette	2325 East 30th Street Farmington, New Mexico 87401

Thereafter, the number of persons to serve on the Board of Directors, their terms of office and the manner of their election shall be fixed in the manner provided in the Bylaws.

Seventh.

To the fullest extent allowable under the Nevada Revised Statutes, no director or officer shall have personal liability to the Corporation or its shareholders, or to any other person or entity, for monetary damages for breach of his fiduciary duty as a director, except where there has been:

  acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

  authorization of the unlawful payment of a dividend or other distribution of the Corporation's capital stock, or the unlawful purchase of its capital stock.

Eighth.

The Corporation may, to the fullest extent permitted by the provisions of Section 78.751 of the Corporation Code of the Nevada Revised Statutes as the same may be amended and supplemented, indemnify all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

DATED: September 4, 1996

Mesa Airlines, Inc.

By ______________________________
Its Incorporator

State of New Mexico )

               ) ss.

County of San Juan )

The foregoing instrument was acknowledged before me this 4th day of September 1996 by Clark Stevens.

______________________________

Notary Public

My commission expires: _____________